Exhibit (s)
Calculation of
Filing
Fee Tables
Form
N-2
(Form Type)
Blackstone Private Credit Fund
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	$750,000,000	—	$750,000,000	0.00015310	$114,825.00
Fees Previously Paid	Debt	Debt Securities	Rule 457(o)	$1,000,000,000	—	$1,000,000,000		$131,650.00
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts						$1,750,000,000		$246,475.00
Total Fees Previously Paid								$131,650.00
Total Fee Offsets								—
Net Fee Due								$114,825.00

(1)	Estimated solely for purposes of calculating the registration fee per Rule 457(o).
(2)
Calculated pursuant to Rule 457(o) and previously paid in connection with the registrant’s registration statements on Form
N-2
(File
No. 333-264426)
as filed with the Securities and Exchange Commission on April 21, 2022, August 25, 2023 and November 26, 2024.